Exhibit 18

Letter of PricewaterhouseCoopers LLP,
Independent Registered Public Accounting Firm,
regarding Change in Accounting Principle

February 18, 2013

Board of Directors
Ford Motor Company
1 American Road
Dearborn, MI 48126

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and issued our report thereon dated February 18, 2013. Note 16 to the financial statements describes a change in accounting principle associated with settlements of pension or other postretirement benefit obligations. It should be understood that the preferability of one acceptable method of accounting over another for settlements of pension and other postretirement benefit obligations has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan